Contact:
Assaf Ran, CEO
Yael Shimor-Golan, CFO
(718) 520-1000
SOURCE: DAG Media, Inc.

DAG Media Introduces DAG Interactive
Yellow Pages Innovator Announces the Formation of a subsidiary and Execution of a
Services Agreement with Ocean-7 Development, Inc.

NEW YORK, December 5, 2005 /PRNewswire/ -- DAG Media Inc. (Nasdaq: DAGM - news)

Dag Media announces today a formation of a subsidiary, DAG Interactive, Inc.(“DAG Interactive”), which will be held 80% by DAG media, Inc (“DAG Media”), and 20% by Ocean-7 Development, Inc (“Ocean-7”). The objective of DAG Interactive is to introduce DAG Media’s unique and innovative software solution to the online Yellow Pages industry. The details of this innovative technology will be disclosed and presented immediately after DAG Media completes and files its patent application for the solution. DAG Media estimates a launch and operation to commence in approximately six months. DAG Interactive was formed pursuant to a web site company formation development and services agreement between the company and ocean-7.

Mr. Mark Alhadeff, president of Ocean-7, will join the Board of Directors of DAG Media and will also serve together with Mr. Assaf Ran, Chairman of the Board and CEO of DAG Media, as a board member of DAG Interactive. Mr. Alhadeff, co-founder of Ocean-7, is a prominent software development and Internet expert. Ocean-7 has a ten-year track record of building technology solutions for such companies as VH1; Alcoa; Citigroup; Knoll Furniture; Mitsubishi; Symantec; Clayton, Dubilier & Rice; and North Castle Partners.

“When Assaf presented the basic architecture of the solution to us we were very impressed,” Mr. Alhadeff explained. “While we talk to people with software ideas all the time, most of the ideas don’t inspire us enough to seek an ownership position in the company. This was different. We look forward to flexing our technology muscles and working with the DAG team to see these ideas come to life.”

Assaf Ran stated, “As a player in the print Yellow Pages industry, we have witnessed an increasing drift of advertisers towards the internet. The current situation does not offer a clear and simple on-line solution to the vast majority of the printed Yellow Pages advertisers, mainly small businesses. Search engines provide partial solution mainly to those businesses, which has updated web-sites on-line technology capability and the ability to perform search engines results optimization. For the typical small business, the only other options are web sites of the printed Yellow Pages publishers. These web sites usually provide only basic listings (name, address, phone number) sorted by business categories - hardly meeting the marketing and communications needs of the small business community.

Our innovative technology is backed by years of experience; analyzing and understanding our costumers’ needs and expectations; and listening to our advertisers and end-users. Our software offers a complete internet solution to each and every small business and Yellow Pages end-user in the nation”, added Mr. Ran.

DAG Media publishes and distributes Yellow Pages for domestic niche markets. We also operate several web sites that complement our directories at http://www.jewishyellow.com; http://www.jewishmasterguide.com; and  http://www.theonlykosherdirectory.com

Forward-looking statements in this release are made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.